Exhibit 99.1

Inspire Medical Systems, Inc. Announces Third Quarter 2018 Financial Results
and Updates 2018 Outlook

MINNEAPOLIS, Minnesota - November 6, 2018 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea (OSA), reported financial results for the quarter ended September 30, 2018.

Recent Business Highlights

•	Generated revenue of $13.1 million in the third quarter of 2018, an 80% increase over the same quarter last year

•	Increased full-year 2018 revenue guidance to a range of $47.5 million to $48.0 million, from the previous revenue guidance of $42.8 million to $44.0 million

•	Activated 16 new U.S. medical centers in the third quarter of 2018, bringing the total to 184 U.S. medical centers implanting Inspire therapy

•	Increased the number of patient insurance prior authorizations to 661 in the third quarter of 2018, a 49% increase over the same period of 2017

•	Participated in the American Academy of Otolaryngology – Head Neck Surgery (AAO-HNSF) Annual Meeting and OTO Experience 2018

“Our business performed extremely well in the third quarter, which was highlighted by significant commercial progress in both the U.S. and Europe,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “U.S. revenue for the quarter was $11.3 million, an increase of 73% over the prior year third quarter. Third quarter European revenue was $1.7 million, representing an increase of 141% over the corresponding period in the prior year. Based on these strong results, we are increasing our full-year 2018 revenue guidance to a range of $47.5 million to $48.0 million, reflecting revenue growth of approximately 66% to 68% over full-year 2017 revenue of $28.6 million.”

“A key driver of our growth in the third quarter was the recently received positive national coverage decision for Inspire therapy from Aetna, a leading U.S. health plan that provides coverage for approximately 22 million members,” continued Mr. Herbert. “Aetna was an important contributor to the increase in prior authorization submissions and approvals we experienced in the third quarter. We were also pleased to add 16 U.S. implanting centers, an essential component of our growth strategy, in the third quarter, as we ended the period with 184 implanting centers in the U.S. We also increased the number of territory managers and regional managers during the third quarter. We continue to build our sales leadership to further enhance the capacity of the U.S. sales organization in anticipation of entering new territories in subsequent quarters.”

Third Quarter 2018 Financial Results
Revenue was $13.1 million in the three months ended September 30, 2018, an 80% increase from $7.3 million in the corresponding period in the prior year. Revenue growth was primarily due to increased market penetration in existing territories, the expansion of our U.S. sales representatives into new territories, increased physician and patient awareness of our Inspire system, and a greater number of prior authorization approvals. We also experienced strong growth in Europe primarily due to activating several new sites in Germany and with growth in the Netherlands after establishing reimbursement.

Gross profit was $10.6 million for the third quarter of 2018, an increase of 86% from $5.7 million in the corresponding period in the prior year. Gross margin was 81.1% for the three months ended September 30, 2018, compared to 78.5% for the three months ended September 30, 2017. The gross margin improvement was primarily due to an excess inventory charge related to the previous generation neurostimulator in anticipation of the U.S. commercial release of the Inspire IV neurostimulator that was recorded in the third quarter of 2017.

Operating expense was $15.2 million for the third quarter of 2018, as compared to $9.4 million in the corresponding prior year period, an increase of 63%. This increase was primarily due to larger employee headcount associated with the expansion of our U.S. and European sales organization, as well as increased marketing and general and administrative expenses.

Net loss was $4.7 million in the third quarter of 2018, as compared to $4.0 million in the corresponding prior year period. The diluted net loss per share for the third quarter of 2018 was $0.22 per share.

As of September 30, 2018, cash and cash equivalents and short-term investments were $120.4 million, compared to $16.1 million at December 31, 2017.

2018 Financial Outlook
Inspire expects full-year 2018 revenue to be in a range of $47.5 million to $48.0 million, representing growth of approximately 66% to 68% over full-year 2017 revenue. This compares to our previous annual revenue guidance for 2018 of $42.8 million to $44.0 million.

Webcast and Conference Call
Inspire’s management will host a conference call after market close today, Tuesday, November 6, 2018, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, November 6th @ 5:00pm Eastern Time:
Domestic:            866-575-6539
International:            323-994-2082
Conference ID:            1767102
Webcast:            http://public.viavid.com/index.php?id="131698"

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems
Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including our full-year 2018 financial outlook. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S., future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to expand our indications and develop and commercialize additional products and enhancements to our Inspire system; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Inspire Investor & Media Contact:
Bob Yedid
LifeSci Advisors, LLC
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$13,054	$7,271	$34,034	$18,610
Cost of goods sold	2,467	1,565	6,863	4,137
Gross profit	10,587	5,706	27,171	14,473
Operating expenses:
Selling and marketing	11,312	7,315	31,913	19,566
Research and development	1,771	1,176	5,236	4,512
General and administrative	2,153	864	5,503	2,552
Total operating expenses	15,236	9,355	42,652	26,630
Operating loss	(4,649)	(3,649)	(15,481)	(12,157)
Other expense (income):
Interest income	(641)	(55)	(1,049)	(119)
Interest expense	680	428	2,615	1,224
Other expense (income), net	5	1	3	(2)
Total other expense	44	374	1,569	1,103
Loss before income taxes	(4,693)	(4,023)	(17,050)	(13,260)
Income taxes	—	—	—	—
Net loss	(4,693)	(4,023)	(17,050)	(13,260)
Other comprehensive loss:
Unrealized loss on short-term investments	(26)	—	(26)	—
Total comprehensive loss	$(4,719)	$(4,023)	$(17,076)	$(13,260)
Net loss per share, basic and diluted	$(0.22)	$(3.42)	$(1.40)	$(11.45)
Weighted average common shares used to compute net loss per share, basic and diluted	21,361,739	1,176,679	12,137,512	1,158,548

INSPIRE MEDICAL SYSTEMS, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,312	$8,955
Short-term investments	94,114	7,188
Accounts receivable, net of allowances of $47	5,410	3,858
Inventories	3,075	3,670
Prepaid expenses and other assets	1,044	426
Total current assets	129,955	24,097
Property and equipment, cost	1,553	1,804
Less: accumulated depreciation	(788)	(810)
Property and equipment, net	765	994
Total assets	$130,720	$25,091
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,449	$2,998
Accrued expenses	4,962	4,032
Accrued interest	184	117
Total current liabilities	7,595	7,147
Notes payable	24,814	16,460
Preferred stock warrants	—	157
Total long-term liabilities	24,814	16,617
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares and 76,894,620 shares authorized at September 30, 2018 and December 31, 2017, respectively; none and 76,235,050 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	119,106
Common Stock, $0.001 par value per share; 200,000,000 shares and 110,000,000 shares authorized at September 30, 2018 and December 31, 2017, respectively; 21,391,590 and 1,272,360 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	21	1
Additional paid-in capital	240,451	7,305
Accumulated other comprehensive loss	(26)	—
Accumulated deficit	(142,135)	(125,085)
Total stockholders' equity	98,311	1,327
Total liabilities and stockholders' equity	$130,720	$25,091